Amendment to Participation Agreement

WHEREAS, T. Rowe Price Equity Series, Inc., T. Rowe Price Investment Services, Inc. and Principal Life Insurance Company (collectively, the "Parties") entered into a Participation Agreement effective October 14, 2004, as amended ("Participation Agreement") and
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WHEREAS, the Parties desire to amend the Participation Agreement by mutual written agreement;

NOW THEREFORE, the Parties do hereby agree:

1.	Schedule A-1 is hereby replaced with the attached Schedule A-1.

2.	Schedule A-2 is hereby replaced with the attached Schedule A-2.

3.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Participation Agreement to be executed in their names and on their behalf by their duly authorized representatives. The Amendment shall take effect on May 1, 2017.

COMPANY:	PRINCIPAL LIFE INSURANCE COMPANY

By its authorized officer

By: /s/ Todd A. Jones
Title: Asst Dir. Product Management
Date: April 4, 2017

FUND:	T. ROWE PRICE EQUITY SERIES, INC.

By its authorized officer

By: /s/ Darrell N. Braman
Title: Vice President
Date: April 10, 2017

UNDERWRITER:	PRINCIPAL LIFE INSURANCE COMPANY

By its authorized officer

By: /s/ Darrell N. Braman
Title: Vice President
Date: April 10, 2017

SCHEDULE A-1

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company	Principal Life Insurance Company
Separate Account B	Variable Life Separate Account

(1) The Principal Variable Annuity	(1) Executive Variable Universal Life

(2) Principal Freedom Variable Annuity	(2) Benefit Variable Universal Life

(3) Principal Investment Plus Variable Annuity	(3) Executive Variable Universal Life II

(4) Benefit Variable Universal Life II

SCHEDULE A-2

DESIGNATED PORTFOLIOS

T. Rowe Price Blue Chip Growth Portfolio, VIP II Class

T. Rowe Price Equity Income Portfolio, VIP II Class

T. Rowe Price Health Sciences Portfolio, VIP II Class